December 13, 2025

VIA ELECTRONIC MAIL ONLY [redacted]

Daily Journal Corporation
915 East First Street
Los Angeles, CA 90012
Attn: Board of Directors – All Members
Brian Cardile, Secretary

Re: Daily Journal Corporation ("DJCO" or the "Company") – Delivery of Rule 14a-19 Notice; Observations Regarding Recent Governance Developments

Dear Members of the DJCO Board of Directors (the "Board"):

Enclosed with this letter please find our formal notice of intent to solicit proxies in support of alternate director nominees pursuant to Rule 14a-19 of the Securities Exchange Act of 1934 (the "**Notice**"). The Notice is being delivered in accordance with the timing requirements of Rule 14a-19(b)(1), which requires delivery no later than sixty (60) calendar days prior to the anniversary date of the prior year's annual meeting.

We write separately to address certain governance developments that have occurred since our initial correspondence with the Company in July 2025, and that bear directly on the matters raised in our Notice. We believe these developments underscore the necessity of the Board reconstitution we are seeking.

* * *

I. DEPARTURE OF CHIEF FINANCIAL OFFICER.

On October 29, 2025, the Company filed a Form 8-K disclosing that Chief Financial Officer Tu To would "retire" effective January 15, 2026. The filing reveals that Ms. To's departure was structured not as a conventional retirement, but as a negotiated separation pursuant to a "Separation Agreement and Release" dated October 27, 2025. The terms of that Agreement warrant careful examination:

- Ms. To will receive a lump-sum payment of $175,000, characterized as a "retroactive pay adjustment";
- Ms. To will receive a $40,000 cash bonus for fiscal year 2025;
- Ms. To is eligible for contingent milestone bonuses of up to $75,000 "primarily associated with the Company's financial system conversion"; and

- Ms. To agreed to provide a "general release and waiver of claims" and "reaffirmed her confidentiality and non-disparagement obligations."

These are not the hallmarks of a voluntary retirement after forty-two years of service. Separation agreements containing general releases of claims and non-disparagement obligations are instruments of risk management employed when there is potential exposure to be managed. A CFO who is simply choosing to retire after a long career does not require a negotiated release of claims; she simply retires.

The timing is notable. Ms. To's departure was announced approximately three months after our July 2025 correspondence identified material concerns regarding the Company's software development cost accounting under ASC 985-20—concerns that Ms. To, as the certifying officer responsible for the accuracy of the Company's financial statements, would have been directly accountable for. The Board's decision to structure her exit with a release of claims and a prohibition on public comment speaks for itself.

We further note that the "milestone bonuses" tied to the "financial system conversion" are being paid to assist in remediation of the very internal control failures that Ms. To oversaw. The Company acknowledged in its May 2025 Form NT 10-Q that it was "migrating to a new accounting system as part of its efforts to enhance its internal control over financial reporting." Ms. To is now being compensated to help repair systems that failed under her watch.

II. DELINQUENT SECTION 16 FILINGS BY AUDIT COMMITTEE MEMBERS.

We have also identified that two members of the Company's Audit Committee recently filed Form 3 and Form 4 reports that were delinquent by as many as seven years:

- John B. Frank, a lawyer at Oaktree Capital Management, L.P., who is designated as the Board's "financial expert" for purposes of SEC disclosure requirements; and
- Mary Murphy Conlin, also a member of the Audit Committee.

For reference, Section 16(a) of the Exchange Act requires directors to file:

- Form 3 (Initial Statement of Beneficial Ownership): Within ten days of becoming a director; and
- Form 4 (Statement of Changes in Beneficial Ownership): Within two business days of any transaction in a company's securities.

These are not obscure compliance requirements. These are some of the most basic obligations for every public company director. Mr. Frank is a securities lawyer at Oaktree Capital—one of the world's largest alternative investment managers, with approximately

$180 billion in assets under management. Such personal compliance failures are not indicative of a "financial expert" suitable to be leading the Audit Committee.

Yet, such personal compliance failures are not limited to Mr. Frank. Ms. Conlin, also serving on the Audit Committee, had the same delinquencies. The fact that both Audit Committee members failed to file required ownership reports for years—and that neither the Company's management nor its external counsel identified or remedied the deficiency—reflects systemic oversight failure at the committee charged with overseeing financial reporting and internal controls.

Shareholders are entitled to ask: If the individuals entrusted with overseeing the Company's financial reporting cannot comply with a two-page beneficial ownership form due within ten days of their appointments, what confidence can shareholders have in their oversight of complex accounting standards such as ASC 985-20? None.

III. THE PATTERN IS CLEAR.

These developments—the negotiated departure of the CFO with a release of claims and gag order, the years-long Section 16 reporting failures by both Audit Committee members, the acknowledged internal control deficiencies requiring system-wide remediation—are not isolated incidents. They reflect a governance environment in which basic compliance obligations have been neglected for years.

We remind the Board that on July 29, 2025, the Company filed a Form 8-K containing statements about Buxton Helmsley's regulatory status that were demonstrably false—including the assertion of false claims of holding securities licenses. Attached as Annex D to the enclosed Notice is a FINRA examination results letter confirming that, contrary to your false public claims, I do, indeed, hold a Series 65 license. We are delivering this document directly to the Board to avoid any future claim of uncertainty on this point. The Company's July 29 statements were false when made, and any repetition of those statements in the Company's proxy materials will be grounds for injunctive relief under Rule 14a-9.

The July 29 Form 8-K contains an additional false statement that remains uncorrected to this day. The cover page of that filing states that the "Date of earliest event reported" is July 28, 2025. Yet Item 8.01 of the same filing states: "Two weeks ago, we received a letter from Alexander E. Parker," and later: "His initial *July 14* letter is attached as Exhibit 99.1." The filing thus explicitly identifies July 14, 2025, as the date of the earliest event being reported—while the cover page certifies that date as July 28, 2025. This is not ambiguous; the filing contradicts itself on its face. Mr. Myhill-Jones signed this document. We raised this discrepancy in our July 29, 2025, correspondence, yet the filing has never been corrected. The Company has since hired a Director of SEC Reporting, yet this demonstrably false statement remains in the Company's public filings. If the Company

cannot accurately report a date on a Form 8-K—when the correct date appears in the body of the very same document—shareholders may reasonably question the accuracy of anything else in the Company's SEC filings. The fact that this false disclosure remains uncorrected demonstrates that the Company's attempt to hire a Director of SEC Reporting is inadequate and that the Company requires a Board-level governance refresh (the Board not forcing correction of knowingly false SEC filings either).

We also wish to make clear that the contingent compensation proposal referenced in our earlier correspondence has been withdrawn and is no longer under consideration. Given the severity of the governance failures now evident—the CFO's negotiated departure, the Audit Committee's years-long Section 16 delinquencies, the internal control deficiencies, and the Board's response of attacking the messenger rather than addressing the message—we have concluded that this situation requires Board reconstitution as a matter of fiduciary necessity, without regard for compensation. Any representation by the Company in its proxy materials that we continue to seek contingent compensation, or any implication to that effect, will similarly be grounds for injunctive relief to prevent any further tampering of this election through false statements.

Rather than engage substantively with the accounting concerns we raised, the Company elected to attack the messenger with false statements. Three months later, the CFO responsible for the accounting in question was shown the door with a separation agreement. The Board's response to our concerns has been to quietly take the remedial actions we identified as necessary while publicly maintaining that our concerns were unfounded. Shareholders deserve better.

* * *

We remain prepared to engage constructively with the Board should it wish to discuss a consensual resolution of these matters. However, absent such engagement, we intend to proceed with the proxy solicitation described in the enclosed Notice and to present shareholders with a clear choice regarding the future governance of this Company.

Baker Tilly US, LLP, copied on this letter, is reminded ahead of DJCO's imminent Form 10-K filing (due to contain audited financials) that they were sent (*months ago*) an authoritative publication of the AICPA that directly supports Buxton Helmsley's position that the Company's stated rationale for its accounting treatment *does not* comply with ASC 985-20.

For the avoidance of doubt, we reserve all rights, at law and in equity, and waive none.

Respectfully,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

Cc: [redacted]